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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549


                                       FORM 8-K



                                    CURRENT REPORT



                          PURSUANT TO SECTION 13 OR 15(d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


                  Date of Report (Date of earliest event reported)
                         December 4, 1997 (November 19, 1997)
                         ------------------------------------

                                 INFORMIX CORPORATION
                 ----------------------------------------------------
                (Exact name of registrant as specified in its charter)



                                       DELAWARE
                    ----------------------------------------------
                    (State or other jurisdiction of incorporation)


       0-15325                                          94-3011736
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(Commission File Number)                    (IRS Employer Identification No.)




                  4100 Bohannon Drive, Menlo Park, California 94025
               ------------------------------------------------------
               (Address of principal executive offices)   (Zip Code)

          Registrant's telephone number, including area code (650) 926-6300
                                                             ---------------

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Item 5. OTHER EVENTS

    On November 19, 1997, Informix Corporation (the "Company") received a
$50 million equity investment from an investor group led by an affiliate of Credit Suisse First Boston. A copy of the press release dated November 18, 1997 announcing the investment is attached to this Current Report as Exhibit 99.1 and is incorporated herein.

    In the investment, the Company sold 50,000 shares of newly issued Series B Convertible Preferred Stock ("Series B Preferred") for an aggregate of
$50 million. The Company is also required to issue a warrant to acquire a number of shares equal to 20% of the shares of Common Stock issued upon conversion of the Series B Preferred but no less than 1,300,000 shares, together with an additional increment of warrants to purchase 200,000 shares. The offer and sale of these securities were completed pursuant to the exemption provided by Regulation D under the Securities Act of 1933.

    The Series B Preferred is convertible at the election of the holder into shares of Common Stock beginning six months after issuance, and at any time prior to six months upon the occurrence of certain events, including merger and similar transactions which would result in a change of control of the Company. The Series B Preferred will automatically convert into Common Stock three years following the date of its issuance by the Company. Each share of Series B Preferred, which has a face value of $1,000, is convertible into the number of shares of Common Stock at a per share price equal to the lowest of (i) the average of the closing bid prices for the Common Stock for the 22 trading days immediately prior to the 180th day following the initial issuance date of the Series B Preferred, (ii) 101% of the average of the closing bid prices for the Common Stock for the 22 trading days ending five trading days prior to the date of actual conversion, or (iii) 101% of the lowest closing bid price for the Common Stock during the five trading days immediately prior to the date of actual conversion. The conversion price of the Series B Preferred is subject to modification and adjustment upon the occurrence of specified events.

    The Series B Preferred accrues cumulative dividends at an annual rate of 5% of the face value of each share of Series B Preferred. The dividend is generally payable upon the conversion or redemption of the Series B Preferred, and may be paid in cash or, at the holder's election, in shares of Common Stock.

    The warrant may be exercised until 2002. The exercise price for the Common Stock related to the warrant is 110% of the lesser of (i) the average of the closing bid prices for the Common Stock on the five trading days occurring immediately prior to November 19, 1997 and (ii) the average of the closing bid prices for the Common Stock on the five trading days occurring immediately prior to the six- month anniversary of November 19, 1997.

    The Series B Preferred is junior to the Company's outstanding Series A-1 Convertible Preferred Stock in respect of the right to receive dividend payments and liquidation preferences.

    The Company is obligated to file with the Securities and Exchange
Commission a "shelf" registration statement covering the resale of all shares of Common Stock issuable upon conversion of the Series B Preferred and upon exercise of the warrants.

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    The foregoing description is only a summary and is qualified in its entirety by reference to the Securities Purchase Agreement dated as of November 17, 1997 between the Company and the purchasers listed therein, the Registration Rights Agreement dated as of November 17, 1997 between the Company and the purchasers listed therein and the Certificate of Designation of Series B Convertible Preferred Stock attached to this Current Report as Exhibits 3.4,
10.13 and 10.14, respectively.

    The proceeds from the equity investment will be used for working capital purposes.

Item 7.  EXHIBITS.

        Exhibit No.                    Description
        -----------                    -----------

         3.3      Certificate of Designation of Series A-1 Preferred Stock

         3.4      Certificate of Designation of Series B Convertible Preferred
                  Stock

         10.13 Securities Purchase Agreement dated as of November 17, 1997 between the Company and the purchasers listed therein

         10.14 Registration Rights Agreement dated as of November 17, 1997 between the Company and the purchasers listed therein

         99.1     Press Release dated November 18, 1997

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                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, on December 3, 1997.



                                  INFORMIX CORPORATION


                                  By:  /s/ JEAN-YVES DEXMIER
                                       -------------------------------
                                       Jean-Yves Dexmier,
                                       Executive Vice President, Chief
                                       Financial Officer and Secretary

                                    -4-

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                                  INDEX TO EXHIBITS



Exhibit
Number                             Description
-------   ----------------------------------------------------------
3.3       Certificate of Designation of Series A-1 Convertible
          Preferred Stock

3.4       Certificate of Designation of Series B Convertible
          Preferred Stock

10.13     Securities Purchase Agreement dated as of November 17,
          1997 between the Company and the purchasers listed therein

10.14     Registration Rights Agreement dated as of November 17,
          1997 between the Company and the purchasers listed therein


99.1      Press Release Dated November 18, 1997

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